Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2022 Financial Results

CHICAGO, October 26, 2022 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, posted solid third-quarter revenue growth, driven by continued momentum across the license-based areas of the business.

"Growth in our license-based products remains a bright spot as investments in these areas are bearing fruit,” said Kunal Kapoor, Morningstar’s chief executive officer. "The broad decline in global markets and rising interest rates proved more challenging for our asset- and transaction-based product areas. We are being prudent and moderating hiring activity as we navigate the current environment.”

Third-Quarter 2022 Financial Highlights

•	Revenue grew 9.2% to $468.2 million; organic revenue grew 8.5%.

•	Operating income declined 67.6% to $22.0 million; adjusted operating income declined 8.3%. The Company began to incur costs from a significant reduction to its operations in Shenzhen, China and shifting work related to its global business functions to other Morningstar locations. The remaining China operations will focus solely on domestic market activities. Expenses of $30.1 million relating to this shift are excluded from adjusted operating income. Results also included higher stock-based compensation expense due in part to the expected overachievement of targets under the PitchBook management bonus plan, which contributed 7.0 percentage points to the adjusted operating income decline.

•	Diluted net income (loss) per share was ($0.21) versus diluted net income (loss) per share of $1.13 in the prior year. Adjusted diluted net income (loss) per share declined 44.2% to $0.77.

•	Cash provided by operating activities declined 16.7% to $102.1 million. Free cash flow was $68.4 million versus $92.4 million in the prior year.

•	Share repurchases settled during the quarter totaled 68,975 shares for $15.2 million.

Year-to-Date Financial Highlights

•	Revenue grew 12.8% to $1.4 billion; organic revenue grew 14.0%.

•	Operating income declined 27.4% to $132.3 million; adjusted operating income declined 14.6%.

•	Diluted net income (loss) per share declined 50.6% to $1.56 versus $3.16 in the prior year. Adjusted diluted net income (loss) per share declined 32.1%.

•	Cash provided by operating activities declined by 38.1% to $194.3 million. Free cash flow declined 58.4% to $100.9 million. Excluding M&A-related earn-out payments, operating cash and free cash flow would have declined by 29.1% and 45.6%, respectively.

•	Share repurchases settled totaled 843,702 shares for $217.7 million.

Overview of Financial Results

Third-Quarter 2022 Results

Revenue grew 9.2% to $468.2 million. Organic revenue, which excludes all M&A-related revenue, accounting changes, and foreign currency effects, grew 8.5% versus the prior year, led by strong growth in license-based product areas.

License-based revenue grew 19.4% versus the prior year, or 18.3% on an organic basis. PitchBook, Morningstar Sustainalytics, Morningstar Data, and Morningstar Direct all provided meaningful contributions to growth in the quarter, collectively growing 24.5% on an organic basis. Asset-based revenue declined 1.6% year over year, or 5.3% organically, primarily due to lower revenue from Investment Management and Workplace Solutions, which reflected the continued downturn in global markets. Transaction-based revenue declined 20.7% versus the prior year, or 17.8% on an organic basis, as a result of a marked slowdown in global credit ratings activity.

Operating expense increased 23.6% to $446.2 million, including costs of $30.1 million as the Company began to significantly reduce its China operations and to shift work related to its global business functions to other Morningstar locations. Excluding the impact of these costs, operating expenses increased 15.2%. The largest contributors to operating expense growth were severance-related costs, compensation costs, stock-based compensation, professional fees, sales commissions, and travel and related expenses.

•	Severance costs increased $26.3 million as a result of severance packages offered to the employees impacted by the Company's initiation of the significant reduction of its China operations.

•	Other compensation costs increased $19.6 million in the quarter. This reflects growth in headcount across key areas of the Company, in addition to a substantial annual merit increase effective Jan. 1, 2022. The growth in headcount was highest for Morningstar Sustainalytics and PitchBook areas to support strategic growth initiatives.

•	Stock-based compensation increased $10.9 million primarily due to the PitchBook management bonus plan and the impact of higher bonus payout rates on grants made to employees.

•	Professional fees increased $6.2 million due to costs associated with the integration of acquisitions and the Company's initiation of the significant reduction and shift of its China operations.

•	Sales commissions increased $6.1 million due to strong sales performance in the license-based product areas, and higher amortization of capitalized commissions related to the prior-year sales performance.

•	Travel and related expenses increased $4.6 million in the quarter as travel continued to rebound compared to the low levels earlier in the Covid-19 pandemic.

Third-quarter operating income declined 67.6% to $22.0 million. Adjusted operating income declined 8.3% to $76.6 million. Third-quarter operating margin was 4.7%, compared with 15.8% in the prior year. Adjusted operating margin was 16.4% in the third quarter of 2022, versus 19.4% in the prior year. In addition to reflecting expense growth, margins were negatively impacted by declines in revenue in the asset- and transaction-based product areas.

Net income (loss) in the third quarter of 2022 was ($9.0) million, or ($0.21) per diluted share, compared with net income (loss) of $49.0 million, or $1.13 per diluted share, in the third quarter of 2021. The net loss includes the impact of non-operating losses, which represent realized and unrealized foreign exchange losses, realized losses on the sale of investments, and unrealized losses on mark-to-market equity securities. Adjusted diluted net income (loss) per share declined 44.2% to $0.77 in the third quarter of 2022, compared with $1.38 in the prior year, primarily due to lower operating income, higher interest expense, and foreign exchange losses.

The tax provision in the third quarter of 2022 reflected a tax against negative pre-tax book income. For the first nine months of 2022, the effective tax rate was 30.9%, an increase of 6.5 percentage points over the prior year. The increase in the effective tax rate for the nine months ended September 30, 2022 is primarily attributable to minimum taxes, additional reserves for uncertain tax positions that increased the Company's liability for unrecognized tax benefits, and non-deductible foreign exchange losses. The Company anticipates a lower impact from minimum taxes in the fourth quarter.

Product Area Highlights

On a consolidated basis, PitchBook, Morningstar Sustainalytics, Morningstar Data, and Morningstar Direct were the top four contributors to organic revenue growth in the third quarter of 2022. In aggregate, the Company's license-based product areas continued to benefit from strong demand and steady renewal rates. (For performance of the largest product areas and key metrics, refer to the Supplemental Data table contained in this release and the Supplemental Presentation included on our Investor Relations website at shareholders.morningstar.com under "Financials — Financial Summary".)

Highlights of these and other products are provided below. Organic revenue excludes all M&A-related revenue, accounting changes, and foreign currency effects. Foreign currency effects accounted for the entire difference between reported and organic growth in the quarter for Morningstar Data, Morningstar Direct, Morningstar Sustainalytics, and DBRS Morningstar.

License-based

•	PitchBook revenue grew 38.7% on a reported and organic basis and licenses grew 36.3%, as the Company continued to enhance core data sets and improve the user experience. Key product updates in the quarter included the incorporation of social impact preferences into the Investors & Funds screening tool, and functionality that allows users to simultaneously compare multiple benchmarks to streamline asset class analysis. Reported and organic results exclude contributions from the Leveraged Commentary & Data (LCD) acquisition.

•	Morningstar Data revenue grew 3.3%, or 9.6% on an organic basis, driven by growth in North America and Europe and strong demand for fund and ESG data. Renewal activity remained strong and existing customers continued to add new data.

•	Morningstar Direct revenue grew by 4.8%, or 10.0% on an organic basis, driven by growth in North America and Europe. Direct licenses increased 5.5%, reflecting gains from both new and existing clients. Growth was supported by continued interest in Direct report distribution and ongoing improvements in functionality. Key product updates during the quarter included the enhancement of performance reporting capabilities that allow users to create their own data feeds using Direct as the delivery mechanism.

•	Morningstar Sustainalytics revenue grew 32.3%, or 45.8% on an organic basis. Investor demand for ESG solutions remained strong, particularly for compliance and reporting-related solutions specific to the EU Action Plan as asset managers looked to leverage Morningstar Sustainalytics data and analysis to meet EU regulatory requirements. In addition, the wealth segment has shown steadily increasing appetite for integrating ESG data and research. For Morningstar Sustainalytics Corporate Solutions, demand for the second-party opinion product softened as issuance slowed, but corporate demand for ESG licenses remained robust.

•	Advisor Workstation revenue grew 4.8% on a reported and organic basis, and continued to benefit from regulatory trends and investor demand for personalized advice. Those factors helped drive demand for investment planning and proposal tools and the Morningstar Portfolio Risk Score. Key product enhancements included structured products research workflows.

Asset-based

•	Investment Management revenue declined 10.2%, or 13.2% on an organic basis. Reported assets under management and advisement fell 6.5% versus the prior year, reflecting the continued downturn in global markets and softer net flows. Excluding $3.7 billion of Praemium assets added in the second quarter, assets would have declined 13.9% compared with the prior year.

•	Workplace Solutions revenue declined 6.0% on a reported and organic basis. Assets under management and advisement declined 8.3% to $192.2 billion compared with the prior year, reflecting the continued downturn in global markets.

•	Morningstar Indexes revenue grew 38.8%, or 21.5% on an organic basis, despite the continued downturn in global markets and slightly negative overall flows. The increase in revenue was driven by growth in investable product revenue, supported by net inflows to higher margin products and new product launches. Increases in licensed data revenue also contributed to revenue growth. Organic revenue growth excludes LCD index-related revenue.

Transaction-based

•	DBRS Morningstar revenue declined 20.4%, or 17.5% on an organic basis, due in large part to a marked decrease in global new issuance, driven by widening spreads and heightened interest-rate volatility. These declines were most pronounced in the Company's ratings of U.S. and European commercial-backed securities. Organic revenue declined in the U.S. and Europe, but grew modestly in Canada. Recurring revenues, which are driven by the prior year issuance volume, and data products demonstrated solid growth, partially mitigating the impact of weakness in the new issuance market.

Reduction and Shift of China Operations

In July 2022, the Company began to significantly reduce its operations in Shenzhen, China and to shift the work related to its global business functions, including global product and software development, managed investment data collection and analysis, and equity data collection and analysis, to other Morningstar locations. These activities will result in a significant headcount reduction in Shenzhen, China and growth in other Morningstar locations including Mumbai, Toronto, Madrid, and Chicago. Going forward, the Company's work in China will be focused solely on commercial activities in the domestic market.

During the transition period, the Company expects to incur costs related to these efforts in three primary categories and recorded $30.1 million in the third quarter of 2022.

•	Severance and personnel expenses: This category includes severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the accelerated vesting of equity awards. Substantially all of the expected severance costs related to the significant reduction and shift in China operations were incurred in the period.

•	Transformation costs: This category includes professional fees and the temporary duplication of headcount. As the Company hires replacement roles in other markets, it expects to continue to employ certain Shenzhen-based staff through the transition period. This will result in elevated compensation costs on a temporary basis.

•	Asset impairment costs: This category includes the write-off or accelerated depreciation of fixed assets that are not redeployed, in addition to lease abandonment costs as the Company plans to downsize office space prior to the lease termination date. There were no asset impairment costs in the third quarter of 2022.

The Company expects that these activities will be substantially complete by the end of the third quarter of 2023 and will result in lower ongoing run-rate costs from the overall net reduction in the related headcount and certain overhead.

Update on LCD and Praemium Integrations

Following the close of the LCD transaction on June 1, 2022, PitchBook started to integrate LCD employees into the relevant teams and added resources to focus specifically on supporting the LCD business. Morningstar Indexes has integrated LCD's leveraged loan indexes into its global index product and service platform. Customer conversion is proceeding as planned.

Subsequent to the June 30, 2022 close of the Praemium acquisition, all Praemium entities have been renamed and rebranded as Morningstar Wealth Platform. In addition, the product technology separation from the previous parent company is complete. The Company is progressing with other integration efforts, has added Morningstar factsheets and data for funds and foreign exchange to the platform, and is evaluating opportunities to integrate Morningstar reporting, charting, and screening capabilities.

Balance Sheet and Capital Allocation

As of September 30, 2022, the Company had cash, cash equivalents, and investments totaling $407.1 million and $1.2 billion of debt, compared with cash, cash equivalents, and investments of $546.1 million and $359.4 million of debt as of December 31, 2021.

Cash provided by operating activities declined to $102.1 million for the third quarter of 2022, versus $122.6 million the prior year. The decline in operating cash flow was primarily due to lower cash earnings and the impact of softer performance in asset- and transaction-based areas.

In the third quarter of 2022, the Company repurchased $15.2 million of its shares, paid $15.3 million in dividends, and spent $1.9 million on acquisitions and other investments.

In September 2022, the Company executed amendments to its multicurrency credit agreement initially closed on May 6, 2022 to provide greater capacity and flexibility. The amended credit agreement totals $1.3 billion, an increase from the $1.1 billion available under the original credit agreement, and is comprised of a term facility of $650.0 million and a $650.0 million revolving credit facility. As of September 30, 2022, the Company had $649.2 million outstanding under its term facility and $160.0 million outstanding under its revolving credit facility.

Comparability of Year-Over-Year Results

Certain other items, as detailed below, affected the comparability of third quarter of 2022 results versus the prior year:

•	Third-quarter 2022 results include a $5.8 million year-over-year increase in stock-based compensation related to the expected overachievement of targets under the PitchBook management bonus plan. PitchBook-related increases impacted diluted net income (loss) per share by $0.13.

•	Foreign currency translation decreased revenue by $14.6 million, or 3.4%, and operating expense by $12.7 million, or 3.5%, in the third quarter of 2022. This resulted in a decline of $1.9 million in third-quarter operating income.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

Investor Communication

Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $239 billion in assets under advisement and management as of September 30, 2022. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; the failure to recruit, develop, and retain qualified employees and compensation expense associated with these activities in a period of inflation and rising wage scales in the markets where we operate; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities; failing to differentiate our products and services and continuously create innovative, proprietary, and insightful financial technology solutions; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

Investor Relations Contact:

Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com

©2022 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share amounts)	2022	2021	Change	2022	2021	Change
Revenue	$468.2	$428.9	9.2%	$1,395.6	$1,237.1	12.8%
Operating expense:
Cost of revenue	195.4	183.1	6.7%	584.3	508.8	14.8%
Sales and marketing	89.7	72.9	23.0%	262.9	201.3	30.6%
General and administrative	116.9	67.0	74.5%	294.3	232.5	26.6%
Depreciation and amortization	44.2	38.1	16.0%	121.8	112.3	8.5%
Total operating expense	446.2	361.1	23.6%	1,263.3	1,054.9	19.8%
Operating income	22.0	67.8	(67.6)%	132.3	182.2	(27.4)%
Operating margin	4.7%	15.8%		9.5%	14.7%

Non-operating income (loss), net:
Interest expense, net	(10.5)	(2.3)	NMF	(17.3)	(7.3)	NMF
Other income (loss), net	(13.8)	(2.3)	NMF	(15.0)	1.4	NMF
Non-operating income (loss), net	(24.3)	(4.6)	NMF	(32.3)	(5.9)	NMF

Income (loss) before income taxes and equity in net income (loss) of unconsolidated entities	(2.3)	63.2	NMF	100.0	176.3	(43.3)%
Equity in net income (loss) of unconsolidated entities	(1.3)	1.9	NMF	(2.7)	4.6	NMF
Income tax expense	5.4	16.1	(66.5)%	30.1	44.1	(31.7)%
Consolidated net income (loss)	$(9.0)	$49.0	NMF	$67.2	$136.8	(50.9)%

Net income (loss) per share:
Basic	$(0.21)	$1.14	NMF	$1.57	$3.18	(50.6)%
Diluted	$(0.21)	$1.13	NMF	$1.56	$3.16	(50.6)%
Weighted average shares outstanding:
Basic	42.5	43.1	(1.4)%	42.7	43.0	(0.7)%
Diluted	42.7	43.4	(1.6)%	43.0	43.3	(0.7)%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2022	2021	2022	2021
Operating activities
Consolidated net income (loss)	$(9.0)	$49.0	$67.2	$136.8
Adjustments to reconcile consolidated net income (loss) to net cash flows from operating activities	79.2	43.3	183.1	153.9
Changes in operating assets and liabilities, net	31.9	30.3	(56.0)	23.3
Cash provided by operating activities	102.1	122.6	194.3	314.0
Investing activities
Capital expenditures	(33.7)	(30.2)	(93.4)	(71.6)
Acquisitions, net of cash acquired	(0.2)	(24.6)	(646.8)	(24.6)
Purchases of investments in unconsolidated entities	(1.7)	(1.3)	(28.3)	(15.8)
Other, net	(0.4)	(0.1)	7.5	(13.4)
Cash used for investing activities	(36.0)	(56.2)	(761.0)	(125.4)
Financing activities
Common shares repurchased	(15.2)	(0.1)	(217.7)	(0.1)
Dividends paid	(15.3)	(13.6)	(46.2)	(40.6)
Repayments of debt	(90.0)	(10.0)	(310.9)	(85.0)
Proceeds from debt	70.0	10.0	1,110.0	10.0
Payment for acquisition-related earn-outs	—	—	(16.2)	(34.4)
Other, net	(6.6)	(6.5)	(27.2)	(25.4)
Cash provided by (used for) financing activities	(57.1)	(20.2)	491.8	(175.5)
Effect of exchange rate changes on cash and cash equivalents	(16.5)	(6.8)	(36.2)	(8.6)
Net increase (decrease) in cash and cash equivalents	(7.5)	39.4	(111.1)	4.5
Cash and cash equivalents-beginning of period	380.2	387.6	483.8	422.5
Cash and cash equivalents-end of period	$372.7	$427.0	$372.7	$427.0

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of September 30,	As of December 31,
(in millions)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$372.7	$483.8
Investments	34.4	62.3
Accounts receivable, net	284.5	268.9
Income tax receivable, net	9.5	8.9
Other current assets	87.7	63.7
Total current assets	788.8	887.6

Goodwill	1,542.4	1,207.0
Intangible assets, net	559.1	328.2
Property, equipment, and capitalized software, net	187.8	171.8
Operating lease assets	185.5	149.2
Investments in unconsolidated entities	96.9	63.3
Deferred tax asset, net	11.5	12.8
Other assets	43.1	42.8
Total assets	$3,415.1	$2,862.7

Liabilities and equity
Current liabilities:
Deferred revenue	$424.8	$377.4
Accrued compensation	194.9	273.7
Accounts payable and accrued liabilities	67.1	76.5
Operating lease liabilities	37.1	36.4
Current portion of long-term debt	32.1	—
Contingent consideration liability	46.4	17.3
Other current liabilities	4.0	2.2
Total current liabilities	806.4	783.5

Operating lease liabilities	162.5	135.7
Accrued compensation	19.1	16.3
Deferred tax liability, net	72.5	101.7
Long-term debt	1,125.5	359.4
Other long-term liabilities	50.1	50.2
Total liabilities	2,236.1	1,446.8
Total equity	1,179.0	1,415.9
Total liabilities and equity	$3,415.1	$2,862.7

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended September 30,				Nine months ended September 30,
(in millions)	2022	2021	Change	Organic (1)	2022	2021	Change	Organic (1)
Revenue by type
License-based (2)	$342.6	$287.0	19.4%	18.3%	$982.0	$830.3	18.3%	19.1%
Asset-based (3)	67.3	68.4	(1.6)%	(5.3)%	203.4	194.6	4.5%	5.3%
Transaction-based (4)	58.3	73.5	(20.7)%	(17.8)%	210.2	212.2	(0.9)%	1.7%

Key product area revenue
PitchBook	$104.7	$75.5	38.7%	38.7%	$296.9	$205.4	44.5%	44.5%
Morningstar Data	63.3	61.3	3.3%	9.6%	190.9	180.4	5.8%	10.3%
DBRS Morningstar (5)	51.8	65.1	(20.4)%	(17.5)%	186.2	189.8	(1.9)%	0.7%
Morningstar Direct	45.9	43.8	4.8%	10.0%	137.3	129.1	6.4%	10.2%
Investment Management	29.1	32.4	(10.2)%	(13.2)%	89.9	92.8	(3.1)%	0.9%
Workplace Solutions	24.9	26.5	(6.0)%	(6.0)%	77.7	77.2	0.6%	0.6%
Morningstar Sustainalytics	26.2	19.8	32.3%	45.8%	76.8	56.3	36.4%	46.9%
Morningstar Advisor Workstation	24.2	23.1	4.8%	4.8%	71.0	68.8	3.2%	3.3%

	As of September 30,
Assets under management and advisement (approximate) ($bil)	2022	2021	Change
Workplace Solutions
Managed Accounts	$109.0	$110.7	(1.5)%
Fiduciary Services	47.9	57.9	(17.3)%
Custom Models/CIT	35.3	41.1	(14.1)%
Workplace Solutions (total)	$192.2	$209.7	(8.3)%
Investment Management
Morningstar Managed Portfolios	$30.7	$31.4	(2.2)%
Institutional Asset Management	9.2	11.4	(19.3)%
Asset Allocation Services	7.3	7.7	(5.2)%
Investment Management (total)	$47.2	$50.5	(6.5)%

Asset value linked to Morningstar Indexes ($bil)	$133.3	$136.3	(2.2)%

	Three months ended September 30,			Nine months ended September 30,
	2022	2021	Change	2022	2021	Change
Average assets under management and advisement ($bil)	$246.1	$255.7	(3.8)%	$255.6	$245.5	4.1%

(1) Organic revenue excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards or revisions to accounting practices, and the effect of foreign currency translations.

(2) License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Sustainalytics, Morningstar Advisor Workstation, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5) For the three and nine months ended September 30, 2022, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 48.6% and 40.3%, respectively. For the three and nine months ended September 30, 2021, recurring revenue was 35.4% and 36.1%, respectively.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards or revision to accounting practices (accounting changes), and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding intangible amortization expense, all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs), and items related to the significant reduction and shift of the Company's operations in China (adjusted operating income),

•	consolidated operating margin, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and items related to the significant reduction and shift of the Company's operations in China (adjusted operating margin),

•	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), items related to the significant reduction and shift of the Company's operations in China, and certain non-operating gains/losses (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures, Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income, adjusted operating margin, and adjusted net income per share to show the effect of significant acquisition activity, better compare period-over-period results, and improve overall understanding of the underlying performance of the business absent the impact of acquisitions.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2022	2021	Change	2022	2021	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$468.2	$428.9	9.2%	$1,395.6	$1,237.1	12.8%
Less: acquisitions	(18.9)	—	NMF	(23.2)	—	NMF
Less: accounting changes	—	(1.2)	NMF	—	(4.7)	NMF
Effect of foreign currency translations	14.6	—	NMF	32.0	—	NMF
Organic revenue	$463.9	$427.7	8.5%	$1,404.4	$1,232.4	14.0%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$22.0	$67.8	(67.6)%	$132.3	$182.2	(27.4)%
Add: intangible amortization expense	18.7	15.6	19.9%	48.4	46.9	3.2%
Add: M&A-related expenses	4.9	4.2	16.7%	13.7	11.4	20.2%
Add: M&A-related earn-outs (1)	0.9	(4.1)	NMF	8.0	31.7	(74.8)%
Add: Severance and personnel expenses (2)	27.0	—	NMF	27.0	—	NMF
Add: Transformation costs (2)	3.1	—	NMF	3.1	—	NMF
Add: Asset impairment costs (2)	—	—	—%	—	—	—%
Adjusted operating income	$76.6	$83.5	(8.3)%	$232.5	$272.2	(14.6)%

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2022	2021	Change	2022	2021	Change
Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	4.7%	15.8%	(11.1) pp	9.5%	14.7%	(5.2) pp
Add: intangible amortization expense	4.0%	3.6%	0.4 pp	3.5%	3.8%	(0.3) pp
Add: M&A-related expenses	1.0%	1.0%	—	1.0%	0.9%	0.1 pp
Add: M&A-related earn-outs (1)	0.2%	(1.0)%	NMF	0.6%	2.6%	(2.0) pp
Add: Severance and personnel expenses (2)	5.8%	—%	5.8 pp	1.9%	—%	1.9 pp
Add: Transformation costs (2)	0.7%	—%	0.7 pp	0.2%	—%	0.2 pp
Add: Asset impairment costs (2)	—%	—%	—	—%	—%	—
Adjusted operating margin	16.4%	19.4%	(3.0) pp	16.7%	22.0%	(5.3) pp

Reconciliation from consolidated diluted net income (loss) per share to adjusted diluted net income per share:
Consolidated diluted net income (loss) per share	$(0.21)	$1.13	NMF	$1.56	$3.16	(50.6)%
Add: intangible amortization expense	0.32	0.27	18.5%	0.83	0.80	3.7%
Add: M&A-related expenses	0.08	0.07	14.3%	0.24	0.19	26.3%
Add: M&A-related earn-outs (1)	0.02	(0.09)	NMF	0.18	0.71	(74.6)%
Add: Severance and personnel expenses (2)	0.47	—	NMF	0.46	—	NMF
Add: Transformation costs (2)	0.05	—	NMF	0.05	—	NMF
Add: Asset impairment costs (2)	—	—	—%	—	—	—%
Less: non-operating (gains) losses (3)	0.04	—	NMF	(0.02)	—	NMF
Adjusted diluted net income per share	$0.77	$1.38	(44.2)%	$3.30	$4.86	(32.1)%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$102.1	$122.6	(16.7)%	$194.3	$314.0	(38.1)%
Capital expenditures	(33.7)	(30.2)	11.6%	(93.4)	(71.6)	30.4%
Free cash flow	$68.4	$92.4	(26.0)%	$100.9	$242.4	(58.4)%

NMF - Not meaningful, pp - percentage points

(1) Reflects the impact of M&A-related earn-outs included in current period operating expense (compensation expense), primarily due to the earn-out for Morningstar Sustainalytics. The three months and first nine months ended September 30, 2022 also includes M&A-related earn-outs included in current period operating expense related to our acquisition of LCD.

(2) Reflects costs associated with the significant reduction of the Company's operations in Shenzhen, China, and the shifting of work related to its global business functions to other Morningstar locations.

Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the acceleration of vesting of restricted stock unit (RSU) and market share unit (MSU) awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.

Transformation costs include professional fees and the temporary duplication of headcount. As the Company hires replacement roles in other markets and shifts capabilities, it expects to continue to employ certain Shenzhen-based staff through the transition period, which will result in elevated compensation costs on a temporary basis.

Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that are not redeployed, in addition to lease abandonment costs as the Company plans to downsize office space prior to the lease termination date.

(3) Non-operating (gains) losses in the three and nine months ended September 30, 2022, related to unrealized gains and losses on investments.

Page 16 of 16